Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GSE SYSTEMS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF OCTOBER, A.D. 2023, AT 8:57 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTIETH DAY OF OCTOBER, A.D. 2023 AT 12:01 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

2390703 8100
SR# 20233808457

Authentication: 204449116
Date: 10-25-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:57 AM 10/25/2023
FILED 08:57 AM 10/25/2023
SR 20233808457 - File Number 2390703

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GSE SYSTEMS, INC.

GSE Systems, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify as follows:

FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following at the end of Article IV thereof:

> "Section 4.5 Reclassification. Upon this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation (as the Restated Certificate of Incorporation of the Corporation may from time to time hereafter be amended or restated, this "**Restated Certificate**") becoming effective pursuant to the GCL (the "**Effective Time**"), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified and combined into a smaller number of shares of Common Stock such that each ten (10) shares of Common Stock shall, at the Effective Time, be automatically reclassified and combined into one share of Common Stock (the "**Reclassification**"). The par value of the Common Stock immediately following the Effective Time shall remain at $0.01 par value per share. Immediately following the Effective Time, any certificates representing the shares of Common Stock shall represent the number of whole shares of Common Stock into which such shares shall have been reclassified pursuant to the Reclassification. No fractional shares of Common Stock shall be issued as a result of the Reclassification. In lieu of any fractional shares to which a stockholder would otherwise be entitled as a result of the Reclassification, the Corporation shall pay to such stockholder cash equal to such fraction multiplied by the fair value of a share of the applicable series of Common Stock as determined in good faith by the Board of Directors (or a committee thereof) in accordance with the GCL.

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective at 12:01 a.m. Eastern Time on October 30, 2023.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 25th day of October, 2023.

GSE SYSTEMS, INC.

By: _/s/ Emmett Pepe_____________

Name: Emmett Pepe

Title: Chief Financial Officer